Homeland Energy Solutions

2ND QUARTER 2015

HOMELAND ENERGY SOLUTIONS NEWSLETTER

JUNE 2015

INSIDE THIS ISSUE:

LETTER FROM THE PRESIDENT OF THE BOARD

Positive things are happening in 2015 at Homeland.

Production looks to be up about 10,000,000 gallons for the year

Ethanol produced from each bushel of corn ground is up in 2015 (more efficient)

Margins have improved since 1st quarter

Corn Oil removed/bushel ground is up since start of year

New projects approved in 2014 are moving along on schedule

Board retreat on planning/ succession is happening July 1st and 2nd in Waterloo. The purpose is to set goals and directions for company going forward. We have paid off debt…what's next?

Railroad service and promptness has improved

We have a very safe work environment

Cleaned and painted old ethanol storage tanks (they look like new!)

2015 will not be as profitable as 2014 but Homeland is doing very, very well compared to other ethanol plants

Crops are off to a good start and I want everyone to have a good summer!

Steve Core, Board President

"...Homeland is doing very, very well compared to other ethanol plants."

Steve Core

DISCLOSURE

This newsletter contains forward-looking statements. We undertake no responsibility to update any forward looking statement. When used, the words "believe", "hope", "expect", "anticipate" and similar expressions are intended to identify forward-looking statements. Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings, copies of which are available on our website

ANNUAL MEETING HELD APRIL 9, 2015

Homeland held their annual meeting on Thursday April 9, 2015 at the Fredericksburg Community Center in Fredericksburg Iowa. Approximately 200 members were able to attend. The meeting was held to elect three directors to the board of directors and to conduct an advisory vote on Homeland's executive compensation called "Say-on-Pay." The quorum met the requirements. Here are the voting members' election results:

Proposal One: Director Election

	For	Against
Steven Core	19,435	2,197
Maurice Hyde	23,865	1,135
Christine Marchand	21,042	1,533
Robert Savre	12,001	1,656

Proposal Two: Say-on-Pay

Votes For	Votes Against	Votes Withheld/Abstain
21,884	7,226	5,394

HOMELAND ENERGY SOLUTIONS FINANCIALS—Q1 2015

Sales and production of ethanol, corn oil and distillers grains during the first three months of 2015 were greater than the same time period in 2014, but weaker ethanol prices led to decreased operating margins across our industry and the bottom line at Homeland Energy Solutions was no exception. The company's net profit of nearly $2.6 million is roughly 17% of what it was during the same time period in 2014 due in large part to a decrease in ethanol price of more than $0.80 per gallon. Margins seem to have rebounded slightly during the early stages of the second quarter, and while I do not envision a repeat of the record profit levels of 2014, I do get the impression that a certain level of stability has returned to the market. Please see a summary of the company's previous 12 months' financial performance below. A more detailed version of the financial results is currently available on the HES or SEC website.

-Dave Finke, Chief Financial Officer

BALANCE SHEET					
		03/31/15	12/31/14	09/30/14	06/30/14
Current Assets	$	66,643,056	78,792,392	72,353,275	65,221,076
Property & Equipment		105,158,408	105,218,605	107,121,160	109,002,193
Other Assets		4,582,587	4,496,076	4,439,210	4,367,186
Total Assets		176,384,051	188,507,073	189,913,645	178,590,455
Current Liabilities	$	35,518,634	40,237,858	35,472,231	35,445,877
Long-term Liabilities		240,869	419,904	202,992	202,992
Total Members' Equity		140,624,548	147,849,311	148,238,422	142,941,586
Total Liabilities & Equity		176,384,051	188,507,073	183,913,645	178,590,455
Book Value - 64,585 Outstanding Membership Units		2,177	2,289	2,298	2,213
Book Value - 90,445 Outstanding Membership Units		1,554	1,635	1,638	1,580

INCOME STATEMENT					
3 Months Ended		03/31/15	12/31/14	09/30/14	06/30/14
Revenue	$	61,670,033	77,647,934	83,212,628	87,823,949
Cost of Goods Sold		58,763,786	63,782,631	62,819,026	64,787,918
Operating Expenses		944,273	1,506,292	1,194,201	991,541
Operating Income		1,961,974	12,359,011	19,199,400	22,044,490
Other Income		630,183	168,878	47,797	101,012
Net Income		2,592,157	12,527,889	19,247,197	22,145,502
Net Income Per Unit	$	40.14	193.98	298.01	342.89

"Sales and production of ethanol, corn oil and distillers grains during the first three months of 2015 were greater than the same time period in 2014..."

Dave Finke

A TRUE SIGN OF SPRING!

On May 19th, 14 Homeland employees and one guest cleaned up the one mile section of Highway 24 in front of our plant as part of our semi-annual Adopt–a–Highway agreement with the Iowa D.O.T.

Jordan Shimek, Alan King, Dan Clark, Darren Streich, Tony Zeien, Nathan Scott, Tony Hulbert, Katherine Balk, Matt Kuhn, Jim Hulbert, Scott Njus, Lindsay Kuhn, Devin Panos, Becky Woller, and Dan Bethke completed the clean-up task this spring marking the seventh year we have given back to our community in this way.


LITTER
REMOVAL
COURTESY
OF
HOMELAND
ENERGY
SOLUTIONS

EMPLOYEE SPOTLIGHT—TONY GREER, PRODUCTION SUPERVISOR

What do you like most about working at Homeland?

I like the relaxed environment and the way that every day presents a new challenge. Homeland has a very team oriented atmosphere and everyone really pulls together to get through any obstacle, no matter what may present itself.

When did you first know you wanted to work in the ethanol industry?

I guess it really hits home for me being able to not only stimulate our local economy and support the small town farming lifestyle that makes living in this part of the country so great, but in doing so we are lessening our dependence on foreign oil and taking money out of the hands of groups like Al Qaeda and ISIS.

Tell us about your background and family.

After graduating from Starmont High School I joined the Navy where I served aboard the aircraft carrier USS Abraham Lincoln, working as part of the reactor department. When I got out in 2006 I met my now wife, Heather, and promptly moved to Cresco, where we currently reside. We were married in 2011 and we have a wonderful 2 year old daughter, Aubrey. I started working for Homeland in June of 2010, as Cook Operator and have subsequently worked in every position in our Production department.

Any hobbies or interests?

In my time away from Homeland, I enjoy camping, fishing and spending time on the Mississippi with my little family. I also enjoy attending concerts and music festivals with friends, as well as sporting events.... GO HAWKS!!!


Homeland Energy Solutions

ETHANOL PRODUCTION 101—PART 1

In an effort to give our shareholders insight into how ethanol is made at Homeland, we are putting together a four part series describing the process. The focus of Part 1 will be Corn, Grain Receiving, Grain Storage, and Grain Cleaning/Milling.

Corn – Our plant uses #2 yellow corn. A kernel of corn is made up of 4 main components: endosperm, germ, pericarp, and the tip cap. The endosperm contains 85 – 90% starch which is the key ingredient to produce ethanol. The germ or "heart" of the kernel is where most of the oil is contained. We recover a portion of this corn oil as a co-product that can be used for animal feed or bio-diesel production. In general, anything else that is not converted into ethanol or recovered in our corn oil stream, ends up as Carbon Dioxide gas (CO2) or Dried Distillers Grains with Solubles (DDGS). The CO2 is released to the atmosphere and the DDGS is used for animal feed. A good rule of thumb is for every 3 pounds of corn we process, we produce approximately 1 pound of Ethanol, 1 pound of CO2, and 1 pound of DDGS.

Grain Receiving – The majority of our corn is sourced from farmers and elevators within a 100 mile radius of the plant. Until last year all of the corn was delivered to the plant via truck. These trucks weigh in across a scale where their load is probed and graded (quality check for moisture, test weight, foreign material, and damage). They then proceed to the grain receiving building where they unload into either of our 2 dump pits. After unloading, they return to the scale house and are weighed on the outbound scale. While on the scale they receive a scale ticket showing the amount of corn they delivered along with the associated grades. The distance the truck travels once it turns off and returns back to Highway 24 is 2.4 miles. Due to the amount of prevent plant in this area during the 2013 growing season, we purchased some rail corn from the Dakota's and Northern Minnesota. This rail corn is unloaded in a 3rd dump pit and is purchased based on certified origin weights and grades which means where it was originally loaded.

Grain Storage – The corn that is unloaded into one of the three dumps pits is conveyed and elevated either directly to the process or into one of the corn storage bins. At the bottom of each elevator leg, the corn passes over a very strong magnet to remove any foreign debris that could create havoc downstream in the process.

ETHANOL PRODUCTION 101 continued on page 5

AN UPDATE FROM OUR PLANT MANAGER

Past Investments Paying Off, Construction Ahead of Schedule

The investments back into the plant continue to have a positive impact on our operation. We have seen an increase in not only yield but also volume on both corn oil and ethanol. We have set both 7-day and 30-day production records several times during the last couple months with the plant currently running as high as 148 million gallon per year equivalent rate.

Construction is in full swing on our major capital projects. The number of people that are on site at any given time has more than doubled due to the number of contractors here. Mechanical, electrical, and civil construction are mobilized. We are happy to report the projects are tracking ahead of schedule with the start-up of our 8th Fermenter being slated for August 1st, with the other remaining projects following in the 4 – 6 week timeframe.

Kevin Howes, Plant Manager

LEGAL PROCEEDINGS UPDATE IN RETTERATH CASES

Starting in August 2013, Homeland has been involved in two lawsuits with Steve Retterath. One lawsuit was filed by Steve Retterath in state court in Florida and was later moved to federal court in Iowa. The second lawsuit was filed by Homeland in state court in Iowa. These lawsuits primarily relate to an agreement Homeland and Mr. Retterath executed in 2013 to repurchase all of Mr. Retterath's units for $30 million (the "repurchase agreement"). Mr. Retterath claims he is not bound by the repurchase agreement. Mr. Retterath's son and daughter-in-law have intervened as parties in the lawsuits seeking to invalidate the repurchase agreement. Since our previous update in Homeland's March 2015 newsletter, there have been developments in these lawsuits.

In May 2015, the Federal Court in Iowa denied Homeland's request to require Mr. Retterath to pay Homeland's attorney fees related to responding to claims in Mr. Retterath's lawsuit which were dismissed in December 2014. The Court also denied Mr. Retterath's request (which request was joined by his son and daughter-in-law) that the Iowa Federal Court continue to hear his lawsuit. Instead, the Iowa Federal Court returned the case to state court in Florida where Mr. Retterath initially filed the lawsuit. Homeland has filed a motion to dismiss Mr. Retterath's lawsuit in Florida.

Homeland has a lawsuit pending in Iowa State Court requesting that the court determine that the repurchase agreement is valid and directing Mr. Retterath to fulfill his obligations under the repurchase agreement. Recently, Mr. Retterath, along with his son and daughter-in-law, filed a motion seeking to have Homeland's legal counsel disqualified from representing Homeland in the case which was denied. Further, the Iowa State Court ordered Mr. Retterath to respond to Homeland's motion for summary judgment in the case.

The Iowa State Court set a hearing on Homeland's motion for summary judgment on July 31, 2015 and set a trial date of March 7, 2016 for the case.

Additional information regarding the lawsuits may be accessed by reviewing the court files captioned as Steve J Retterath v. Homeland Energy Solutions, LLC et al., Case No. 4:14-cv-00158 in the United States District Court for the Southern District of Iowa, Steve J. Retterath v. Homeland Energy Solutions, LLC et al., Case No. 502013CA012318XXXXMB AJ, Fifteenth Judicial Circuit in and for Palm Beach County, Florida, and Homeland Energy Solutions, LLC v. Steven J. Retterath, Case No. EQCE074886 in the Iowa District Court for Polk County, Iowa.



The 8th fermenter along with the framework of the associated building extension.

A MESSAGE FROM OUR COMMODITY MANAGER

We at Homeland have begun the process of cleaning out and freshening our corn bin bottoms. The million bushel steel bin has been emptied and swept. We have also finished one of the cement silos and plan on doing the other this weekend. This is always a good job done and I appreciate the hard work of the Homeland employees involved in this process. It is always a good feeling on my part that the corn was in good shape in those bottoms.

I would like to take this chance to remind all our farmer owners that have corn stored at home to keep an eye on the corn left in their bins. During these hot summer days it can get very warm in those steel bins and corn can go out of condition very quickly. Once the corn is spoiled and has gone thru the heating and spoiling process there is very little left for us to make ethanol out of. Thus far, this summer I am pleased to say that we have seen very few damaged loads of corn. Everyone must be doing a good job.

To everyone involved in providing corn to Homeland, be it growing, trucking, buying, selling or all the above, THANK YOU FOR WHAT YOU DO.

Stan Wubbena
Commodity & Risk Manager

"To everyone involved in providing corn to Homeland, be it growing, trucking, buying, selling or all the above—

THANK YOU FOR WHAT YOU DO!"

Stan Wubbena

ETHANOL PRODUCTION 101—PART 1 (CONT.)

The plant has the original (2) 500,000 bushel 150' tall concrete silos. In the Fall of 2013 we added one 1,000,000 bushel 110' tall steel bin. At our current production rates, we could keep the plant running for just over 14 days if all our grain storage was full.

Grain Cleaning and Milling – The process continuously needs corn during normal operations which is either fed directly from the receiving operation or pulled out of one of the storage bins if we are not unloading grain. This corn is then gravity fed through one of two rotary scalpers to remove any non-magnetic debris such as pieces of cob or stalk that may be in the grain. The corn continues to drop down thru rotary feeders and across additional magnets to one of six hammermills. The plant originally had (4) hammermills and in the Fall of 2014, we added two more. Inside the hammermills the corn is ground until it is small enough to pass thru a 4/64" or #4 screen. We call this ground corn flour and it is conveyed to the main process building which we will discuss in Part 2 of the series.

—HOMELAND DONATES TO LAWLER FIRE DEPARTMENT—


Homeland Energy Solutions
3:39 74°
Lawler Fire Department $10,000
Ten thousand & 00/100
Truck donation

On May 22nd, Homeland Energy Solutions donated $10,000 to the Lawler Fire Department. The money will be used to purchase a new pumper truck and replace the fire truck shown in the picture. Pictured are (from left to right): Kevin Howes, Homeland Energy Solution's Plant Manager, Kyle Guertin, Homeland Energy Solution's Safety Coordinator, Erik Fibikar, Lawler Fire Chief, and Chad Gruenberg, Lawler Assistant Fire Chief.

MEET THE NEWEST BOARD MEMBER—STEVE CORE



My name is Steve Core. I'm 65 years old and have been married to my high school sweetheart for 45 years. We have three married children with nine grandchildren. My wife and I grew up on farms near Pleasantville, Iowa, and own farmland there.

After graduation from high school in 1968, I attended Eastern Iowa Community College and received an Associate of Applied Science degree in Ag Business & Marketing. That led me into independent and cooperative elevator management. In the early 1990's I became involved developing CornPlus Ethanol plant in Winnebago, Minnesota, along with over 600 other investors. It was a 15 million gallons per year plant, and at that time it was the 8th largest ethanol plant in the United States. I became their general manager in 1994 and left the elevator business. In 2000 we expanded the plant to 40 million gallons annual production. In January of 2002, I became employed in sales and marketing for Fagen, Inc., of Granite Falls, Minnesota, where I worked with numerous groups of investors who wanted to construct their very own ethanol plant, and I also worked in plant expansions.

In October of 2013, I retired and started Core Consulting, LLC. I currently serve on five ethanol boards, and still enjoy being involved in the ethanol industry. Being chairman of Homeland Energy Solutions Board of Directors keeps me involved with a great ethanol plant. You have a dedicated and experienced team of employees here. I truly enjoy working with them. They are up for the challenge!

Steve Core, Board President

> *"You have a dedicated and experienced team of employees here"*
>
> ***Steve Core***

If you would like to receive future newsletters by email instead of mail, please send your email address to kbalk@etoh.us. Thanks.

2779 IA Hwy 24
Lawler, IA 52154
Phone: 563-238-5555
Fax: 563-238-5557
E-mail: info@homelandenergysolutions.com

Homeland Energy Solutions

ETHANOL—DRIVING AMERICA'S ENERGY FUTURE

PARADE SEASON IN CHICKASAW COUNTY!


ETHANOL
FUELED
WITH
PRIDE
E85

It is that time of year again where parades are hitting all the towns in our area. Homeland has participated in several parades in the Chickasaw County area, including Alta Vista Days, Fredericksburg Dairy Days, Heartland Days and Lawler Irish Fest.

Shown at the Fredericksburg Dairy Days night parade (l-r) are employees Sharon Kipp, Kay Boedeker, Dean Wendland & Becky Woller .